2010 Grants	Exhibit 10.33
THE WESTERN UNION COMPANY
Grant Acceptance Agreement
     Pursuant to The Western Union Company 2006 Long-Term Incentive Plan (the “LTIP”),                                          (“the Participant”) has been granted the Performance Grant Award described below. Certain terms and conditions of the Performance Grant Award are set forth immediately below in this Grant Acceptance Agreement. Other terms and conditions are set forth in the Performance Grant Award Agreement which is appended to this Grant Acceptance Agreement. The Grant Acceptance Agreement and the Performance Grant Award Agreement are together the “Agreement” which is made and entered into between The Western Union Company, a Delaware corporation (“the Company”), and the Participant as of the Grant Date. Capitalized terms not otherwise defined in this Grant Acceptance Agreement are defined in the LTIP or the Performance Grant Award Agreement.

Grant Date:	[Insert Date]

Maximum Award:	___% of the pool established through which the Performance Grant Awards will be funded (the “Performance Grant Funding Pool”)

Performance Period:	January 1, 2010 – December 31, 2011

Performance Grant Funding Pool:	0.5% of Combined Consolidated Operating Income for fiscal years 2010 and 2011

Vesting Date:	December 31, 2012
     The Participant acknowledges receipt of copies of the Performance Grant Award Agreement, The Western Union Company Severance/Change in Control Policy (Executive Committee Level) (the “Severance/Change in Control Policy”), The Western Union Company Clawback Policy (the “Clawback Policy”) and the LTIP (which are incorporated by reference and made a part hereof) and this Grant Acceptance Agreement and agrees to abide by all of the terms and conditions of the Performance Grant Award Agreement, the Severance/Change in Control Policy, the Clawback Policy and the LTIP.
     In witness whereof, the parties have executed the Agreement as of                                          ___, 2010.

THE WESTERN UNION COMPANY,
a Delaware corporation

By:

Name:
Title:

Agreed and Accepted:

Participant

2010 Grants
PERFORMANCE GRANT AWARD AGREEMENT
THE WESTERN UNION COMPANY
2006 LONG-TERM INCENTIVE PLAN
     The Western Union Company, a Delaware corporation (the “Company”), hereby grants to                                          (the “Participant”) as of [Insert Date], pursuant to the provisions of The Western Union Company 2006 Long-Term Incentive Plan (the “LTIP”), a Performance Grant Award (the “Award”), upon and subject to the restrictions, terms and conditions set forth in the LTIP and below. Capitalized terms not defined herein shall have the meanings specified in the LTIP.
     1. Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Participant shall accept this Agreement by executing the Grant Acceptance Agreement and returning it to the Company at such time as shall be satisfactory to the Company.
     2. Vesting and Forfeiture.
     2.1. Service Vesting Requirement. Subject to the satisfaction of the performance vesting requirement set forth in the Grant Acceptance Agreement and subject to the provisions governing the treatment of the Award upon a Change in Control as set forth in Section 2.2 of the Agreement, the Award shall vest and become payable pursuant to the terms of the LTIP if the Participant remains in continuous employment with the Company through the date set forth in the Grant Acceptance Agreement (the “Vesting Date”). Except as otherwise provided herein, if the Participant’s employment by the Company terminates prior to the Vesting Date, the Participant shall forfeit all rights with respect to the Award and the Award shall be cancelled by the Company.
     2.2. Change in Control. In the event of a Change in Control, the Award payable to the Participant shall be converted into restricted cash (representing only a contingent, unfunded and unsecured obligation of the Company) (“Restricted Cash”) as of the effective date of the Change of Control, such conversion to be based upon target performance (as established by the Committee on the Grant Date) if less than 50% of the performance period has elapsed as of the effective date of the Change in Control, or based upon actual performance results as determined by the Committee in its sole discretion if 50% or more of the performance period has elapsed as of the effective date of the Change in Control. If the Participant’s employment with the Company terminates for an Eligible Termination Reason (as described in Section 5(b) of the Policy) during the 24-month period beginning on the effective date of a Change in Control, such Participant shall receive such Restricted Cash in a lump sum cash payment during the period beginning on January 1 and ending on March 15 of the calendar year immediately following the year in which the Participant’s employment terminates. If the Participant’s employment with the Company does not terminate during the 24-month period beginning on the effective date of a Change in Control, such Participant shall receive such Restricted Cash payment amount during the period beginning on January 1 and ending on March 15 of the calendar year immediately following the year in which the Vesting Date occurs.

     2.3. Termination by Reasons of Death or Disability. If the Participant’s employment with the Company terminates by reason of death or Disability, the Award shall be paid, to the extent earned, based on the actual results at the end of the Performance Period (as determined by the Committee in its sole discretion) to the Participant or the Participant’s executor, administrator, legal representative, beneficiary or similar person (together, the “Beneficiary”), as the case may be, as if the Participant had remained employed with the Company through the Vesting Date. Notwithstanding anything herein to the contrary, if a Participant or a Participant’s Beneficiary is entitled to receive payment of an Award relating to a pending Performance Period pursuant to this Section 2.3, such Participant or such Participant’s Beneficiary shall receive such payment in a lump sum cash amount during the period beginning on January 1 and ending on March 15 of the calendar year immediately after the year in which the Performance Period ends.
     2.4. Termination by Reason Other Than Voluntary Termination by Participant, Death, Disability or Cause. If the Participant’s employment with the Company terminates for any reason, other than voluntary termination by Participant, death, Disability or for Cause, and Section 2.2 does not apply, the Participant shall be entitled to a prorated Award. Such prorated Award shall be equal to the value of the Award at the end of the Performance Period based on the actual performance results at the end of the Performance Period (as determined by the Committee in its sole discretion) multiplied by a fraction, the numerator of which shall equal the number of days such Participant was employed with the Company during the Performance Period and the denominator of which shall equal the number of days in the Performance Period. Notwithstanding anything herein to the contrary, if a Participant is entitled to receive payment of a prorated Award relating to a pending Performance Period pursuant to this Section 2.4, such Participant shall receive such payment in a lump sum cash amount during the period beginning on January 1 and ending on March 15 of the calendar year immediately following the year in which the Performance Period ends.
     2.5. Termination by Reason of Voluntary Termination or Cause. If the Participant’s employment with the Company is terminated voluntarily by the Participant (except for an Eligible Termination Reason described in Section 5(b) of the Policy) or is terminated by the Company for Cause, the Participant’s Award that is unvested as of the date of termination, shall be immediately forfeited.
     3. Payment. Except as specifically provided otherwise in this Agreement, if the Award has vested in accordance with the terms of this Agreement, the Participant shall receive, during the period beginning on January 1 and ending on March 15 of the calendar year immediately following the year in which the Vesting Date occurs, a lump sum cash payment from the Company in an amount equal, as determined by the Committee, to the amount of the Award which shall have vested as of such Vesting Date, subject to the deduction of taxes and other amounts pursuant to the LTIP, unless the Participant is eligible to and elects to defer any such Award into The Western Union Company Supplemental Incentive Savings Plan (“SISP”) by an election made no later than 6 months prior to end of the performance period. All payments under this Agreement are intended to be exempt from Section 409A of the Code as “short-term deferrals,” within the meaning of Treasury regulations promulgated under Section 409A of the Code.

     4. Committee Discretion. Notwithstanding anything herein to the contrary, in all cases, the Committee shall have the sole and absolute discretion, taking into account such factors, including those described in Exhibit A hereto, as the Committee deems appropriate, to determine the amount of the Award (not to exceed the maximum award set forth in the Grant Acceptance Agreement) payable to the Participant or to decide that no payment shall be made.
     5. Withholding. All Awards or payments under this Agreement are subject to withholding of any federal, state, local or other income, social insurance, payroll or other tax-related items which may be required to be withheld or paid in connection with such award. At the election of the Participant, such withholding obligations may be satisfied through a cash payment to the Company.
     6. Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Participant give or be deemed to give the Participant any right to continued employment by the Company, or any Subsidiary or Affiliate of the Company.
     7. Nontransferability of Award. The Award and any rights thereunder shall not be transferable other than by will or the laws of descent and distribution or pursuant to any beneficiary designation procedures as may be approved by the Committee for such purpose. Except as permitted by the preceding sentence, the Award shall not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt by the Participant to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights thereunder shall immediately become null and void.
     8. Agreement Subject to the LTIP, Severance/Change in Control Policy, and the Clawback Policy. This Agreement is subject to the provisions of the LTIP, the Severance/Change in Control Policy and the Clawback Policy and shall be interpreted in accordance therewith. The Participant hereby acknowledges receipt of a copy of the LTIP, the Severance/Change in Control Policy and the Clawback Policy.
     9. Meaning of Certain Terms. As used herein, employment by the Company shall include employment by a Subsidiary or an Affiliate of the Company.
     10. Administration. The authority to administer and interpret this Agreement shall be vested in the Committee, and the Committee shall have all the powers with respect to this Agreement as it has with respect to the LTIP. Any interpretation, determination or other action made or taken by the Committee regarding the LTIP or this Agreement shall be final, binding and conclusive.
     11. Amendment and Termination. The Board or Committee may at any time amend or terminate the LTIP, provided that, in the absence of consent to the amendment or termination by the Participant, no such amendment or termination may impair the rights of the Participant awarded hereunder.
     12. Special 409A Provisions. Notwithstanding any other provision of this Agreement to the contrary, if any payment hereunder is subject to section 409A of the Code and if such payment is to be paid on account of the Participant’s separation from service (within the meaning of section 409A of the Code), if the Participant is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code), and if any such payment otherwise is required to be made prior to the first day of the seventh month following the Participant’s separation from service, such payment shall be delayed until the first day of the seventh month following the Participant’s separation from service. To the extent that any payments or benefits under this Agreement are subject to section 409A of the Code and are paid or provided on account of the Participant’s termination of employment, the determination as to whether the Participant has had a termination of employment (or separation from service) shall be made in accordance with section 409A and the guidance issued thereunder.
     13. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to the conflicts of laws principles.
     14. Statute of Limitations. Any action, claim or lawsuit relating to this Agreement must be filed no more than 6 months after the date of the employment action that is the subject of the action, claim or lawsuit. The Participant voluntarily waives any statute of limitations to the contrary.
     15. Clawback Policy. Notwithstanding any provision of this Agreement to the contrary, if the Board determines that any Incentive Compensation (as defined in the Company’s Clawback Policy) received by or paid to the Participant resulted from any financial result or performance metric that was impacted by the Participant’s misconduct or fraud and that compensation should be recovered from the Participant (such amount being recovered, the “Clawbacked Compensation”), then upon such determination, the Board may recover such Clawbacked Compensation by (a) cancelling all or any portion of the Award (the “Clawbacked Portion”) and, in such case, the Participant shall cease to be entitled to receive the Clawbacked Portion of the Award and the Clawbacked Portion of the Award shall automatically and without further action of the Company be cancelled, (b) requiring the Participant to repay to the Company any portion of the Clawbacked Portion of the Award the Participant has already received or (c) any combination of the remedies set forth in clauses (a) or (b). The foregoing remedies are in addition to and separate from any other relief available to the Company due to the Participant’s misconduct or fraud. Any determination by the Board with respect to the foregoing shall be final, conclusive and binding upon the Participant and all persons claiming through the Participant.

EXHIBIT A